Exhibit 10.35

JINDU INDUSTRIAL PARK SPECIAL FUND LOAN AGREEMENT

THIS AGREEMENT is entered into on the 13th day of October, 2025 (the “Effective Date”).

BETWEEN:

(1) Recon Hengda Technology (Beijing) Co, Ltd., a company incorporated in the People’s Republic of China with its registered address at Room 602, 6th Floor, Building 1, Yard 1, Shui’an South Street, Chaoyang District, Beijing (hereinafter referred to as “Party A”);

and

(2) Guangxi Jindu Investment Co., Ltd., a company incorporated in the People’s Republic of China with its registered address at Office, Plot 3, West Section of Yanggang Segment, Xinqiao Town, Yugong Highway, Yulin City, Guangxi (hereinafter referred to as “Party B”).

WHEREAS:

(A) Party B is responsible for the development and operation of an industrial park project in Guangxi (the “Project”).

(B) Party A agrees to provide a loan to Party B under the terms herein.

IT IS HEREBY AGREED as follows:

1.Purpose of Loan

1.1

Party B borrows from Party A the principal amount of RMB 100 million (¥100,000,000) exclusively for the Project. Party A agrees to lend to Party B such amount as provided in the form of a loan under this Agreement.

1.2	This project is intended for Party B’s use in construction of modern factory buildings, with a planned built area of approximately 52,204 square meters.
1.3	Party B shall be responsible for the Project’s development, construction, promotion, and day-to-day management.

1.4

The parties agree to achieve efficient development and long-term profitability of the industrial park through resource integration. The cooperation period shall be twenty (20) years, starting from the Effective Date.

2Fund Disbursement and Usage

2.1

Party A shall remit the loan principal to a jointly designated account as required by Party B. Funds shall be used solely for land acquisition, infrastructure development, and preliminary investment promotion (the “Authorized Uses”). No uses other than the Authorized Uses are permitted unless expressly authorized by Party A in writing.

2.2	Party B shall submit an annual fund utilization plan to Party A and provide monthly fund usage reports with supporting vouchers on the Authorized Uses by the 5th day of each quarter.
2.3	Party A may appoint a third-party auditor to review fund compliance. Party B shall fully cooperate.

3Loan Term and Interest

3.1	Interest:
3.1.1	Annual interest rate: 4.5%;
3.1.2

Closed Period (Years 1–3): No interest payments. Interest accrued during the Closed Period shall be calculated at an annualized rate of 4.5%. This interest shall not be capitalized into the loan principal at the end of each year (i.e., it shall be calculated as simple interest);

3.1.3	Normal Operation Period (Years 4–10): Accrued interest for Years 1–3 shall be paid in full in Q1 of Year 4; Quarterly interest payments commence in Year 4 (due in the first month of each quarter).
3.1.4	Stable Operation Period (Year 20): Party A may demand early repayment with 30 days’ prior written notice.
3.2	Term: 20 years from the date of fund receipt. Full principal due at maturity (Year 20)
3.3	Whereas Party A has disbursed the funds to Party B prior to executing this Agreement, Party B agrees to pay a fund utilization cost as an annual interest rate of 1% for the period during which the funds are utilized. Party B shall pay Party A the aforementioned interest in a lump sum on the date this Agreement is executed.

4Land Mortgage

4.1	Party B shall mortgage its Project land (Certificate No.: [***]) to secure obligations.
4.2	Party B shall provide a valid land appraisal report upon signing.
4.3	Party B warrants that the land:
4.3.1	Has clear title without encumbrances;
4.3.2	Shall not be sold, leased, or disposed of without Party A’s written consent.
4.4	Upon full repayment, Party A shall release the mortgage within 15 business days.
4.5	Original land certificate shall be held by Party A during the mortgage term.

5Default Liabilities

5.1	Late interest payments >60 days: Penalty of 0.05% per day on overdue amount.
5.2	Two consecutive quarters of default: Party A may enforce the mortgage or accelerate loan repayment.

6Undertakings

6.1	Party A undertakes:
6.1.1	To disburse the loan as agreed;
6.1.2	To access Project information (fund usage proofs/construction progress);
6.1.3	Not to interfere in Party B’s daily operations.
6.2	Party B undertakes:
6.2.1	To use funds strictly for Article 2 purposes;
6.2.2	To comply with fund supervision;

6.2.3	To submit timely reports/vouchers;
6.2.4	To complete mortgage registration with clean title at its own expense.

7Effectiveness, Exit and Dispute Resolution

7.1	This Agreement shall become effective upon signing by the legal representatives (Homo sapiens) or authorized representatives of both parties and affixing of official seals.
7.2

During closed period, Party A may request Party B to repay the principal and interest in advance, provided that Party A issues a written notice to Party B at least thirty (30) days in advance. Both parties shall complete the fund settlement related to this project within sixty (60) days from the date of the notice. Party B shall repay the principal and interest to Party A in accordance with the terms of this Agreement.

7.3

Any disputes arising from the performance of this Agreement shall first be resolved through negotiation between the parties. If negotiation fails, the dispute shall be submitted to the Beijing Arbitration Commission for arbitration in accordance with its arbitration rules. The arbitral award shall be binding on both parties.

8Miscellaneous

8.1	The parties shall keep the content of this Agreement confidential unless otherwise agreed.
8.2	This Agreement shall be governed by the laws of the People’s Republic of China.
8.3	Matters not covered herein may be supplemented through additional agreements signed by both parties.

9Execution and Counterparts

This Agreement is made in two (2) originals, each party holding one (1), both having equal legal effect.

Signature and seal page of the Agreement

Party A: Recon Hengda Technology (Beijing) Co, Ltd.

Authorized Representative:

Party B: Guangxi Jindu Investment Co., Ltd.

Authorized Representative: